Exhibit 21

CRAWFORD UNITED

Subsidiaries of Registrant

COMPANY NAME	STATE OF INCORPORATION

Crawford AE LLC	Ohio

CAD Enterprises, Inc.	Arizona

Data Genomix LLC	Ohio

Federal Hose Manufacturing LLC	Ohio

Marine Products International LLC	Ohio

Supreme Electronics Corp.*	Mississippi

Waekon Corporation*	Ohio

*inactive